Exhibit 99.1

Contact

Massa B. Cressall, Investor Relations

Phone: (441) 278-0988

Email: mcressall@endurance.bm

ENDURANCE SPECIALTY HOLDINGS LTD. APPOINTS WILLIAM RAVER TO ITS BOARD OF DIRECTORS

PEMBROKE, Bermuda – May 3, 2006 – Endurance Specialty Holdings Ltd., (NYSE:ENH) a Bermuda-based provider of property and casualty insurance and reinsurance, today announced the appointment of William J. Raver to its Board of Directors.

Mr. Raver has been the Chief Operating Officer of Verizon Investment Management Corporation since 2003. In this role, he helps oversee $65 billion of Verizon retirement plan assets and is responsible for all financial reporting and fiduciary functions. He joined a predecessor company of Verizon in 1997 as a Managing Director in charge of externally-managed public and private investment activity. From 1994 to 1997, Mr. Raver was Director of Research at Evaluation Associates, an investment consulting firm. His earlier career includes senior level positions in corporate treasury with Young & Rubicam, Cadbury Schweppes, Stauffer Chemical and Avon Products. Mr. Raver currently serves as a director or trustee of Brandes Research Institute, Norwalk Hospital, Lafayette College and the Greenwich Roundtable. He also serves as an Advisory Board Member to Mellon Bank and Northern Trust Global Investments.

Kenneth J. LeStrange, Chairman and Chief Executive Officer of Endurance, commented, “I am pleased to welcome Bill to our Board of Directors. He has a breadth of financial and investment expertise that will be of great value to our Board. We look forward to his contributions.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A- (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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